Exhibit (17)(b)

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

December 3, 2025

The Special Committee of the Board of Directors of
Monroe Capital Corporation
155 North Wacker Drive, Floor 35
Chicago, Illinois 60606

RE:
Joint Proxy Statement of Horizon Technology Finance Corporation (“HRZN”) and Monroe Capital Corporation (“MRCC”) / Prospectus of HRZN which forms part of Amendment No. 1 to the Registration Statement on Form N-14 of HRZN (the “Registration Statement”).

Dear Members of the Special Committee:

Reference is made to our opinion letter (“opinion”), dated August 7, 2025, to the Special Committee of the Board of Directors of MRCC (the “Special Committee”).  We understand that MRCC has determined to include our opinion in the Joint Proxy Statement of HRZN and MRCC / Prospectus of HRZN (the “Joint Proxy Statement/Prospectus”) included in Amendment No. 1 to the above-referenced Registration Statement.

Our opinion was provided for the Special Committee (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Joint Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE ASSET SALE AND THE MERGER—Questions and Answers about the Merger,” “SUMMARY OF THE ASSET SALE AND THE MERGER—Risks Relating to the Transaction,” “SUMMARY OF THE ASSET SALE AND THE MERGER–Reasons for the Transactions – MRCC,” “SUMMARY OF THE ASSET SALE AND THE MERGER—Opinion of the Financial Advisor to the MRCC Special Committee,” “THE ASSET SALE AND THE MERGER—Background of the Transactions,” THE ASSET SALE AND THE MERGER—Certain Prospective Financial Information Provided by MRCC and HRZN,” “THE ASSET SALE AND THE MERGER—MRCC Reasons for the Transactions,” “THE ASSET SALE AND THE MERGER— Opinion of the MRCC Special Committee’s Financial Advisor,” “THE ASSET SALE AND THE MERGER—Material Financial Analyses,” “THE ASSET SALE AND THE MERGER—Other Matters,” “DESCRIPTION OF THE ASSET PURCHASE AGREEMENT—Representations and Warranties” and “DESCRIPTION OF THE MERGER AGREEMENT—Representations and Warranties” and to the inclusion of our opinion as Annex C to the Registration Statement.  Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 1 to the Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.